EMPLOYMENT AGREEMENT


EFFECTIVE DATE: July 1, 1999

PARTIES AND ADDRESSES:

         CorVu Corporation
         3400 West 66th Street, Suite 445
         Edina, MN  55345                                        (the "Company")

         Justin MacIntosh
         Level 4, 1 James Place
         North Sydney NSW 2060 AUSTRALIA                         ("Executive")


RECITALS:

         A. The Company is a Minnesota corporation engaged principally in the business of developing, manufacturing and selling business software programs.

         B. Executive is currently employed as the Company's Chairman, President and Chief Executive Officer pursuant to an employment agreement which terminates June 30, 1999.

         C. The Company and Executive desire to enter into an employment agreement pursuant to which Executive will serve as the Company's Chief Executive Officer for the three year period ending June 30, 2002.
This Employment Agreement will be referred to as the "Agreement."


AGREEMENTS:

         In consideration of the mutual promises and undertakings set forth herein, the Company and Executive agree as follows:


                                    ARTICLE 1
                   Term of Employment, Duties and Supervision

         1.1) Employment; Term. The Company hereby employs Executive as its Chairman, President and Chief Executive Officer pursuant to the terms of this Agreement, and Executive hereby accepts such employment as of the date hereof. Unless terminated pursuant to Articles 4 or 5, the term of employment shall continue until June 30, 2002 (the "Term"), and thereafter shall renew automatically for successive terms of one year each, upon the terms and conditions set forth in this Agreement, as such may be modified by mutual written agreement of the parties from time to time; provided, however, that either Executive or the Company may terminate the employment of Executive during the Term in accordance with, and subject to the right of Executive to receive payments and other benefits that may be due pursuant to, Article 5. Each 12-month period commencing July 1 through June 30 during the Term is referred to as an "Employment Year".

         1.2)     Duties; Title.

                  (a) Executive agrees, during his employment, to devote his full time and best efforts to the business of the Company, including, without limitation, the performance of those duties and responsibilities reasonably and customarily associated with the position of the Company's Chairman, President and Chief Executive Officer; provided, however, that Executive's duties and responsibilities consistent with Executive's position shall be subject to determination by the Company's Board of Directors. While serving as Chief Executive Officer, Executive shall be granted such powers and authority as are reasonably and customarily associated with the position of chief executive officer.

                  (b) Executive shall report to, and at all times shall be subject to the direction of, the Company's Board of Directors and/or its designee.

                  (c) Executive's title shall remain subject to the control of the Board of Directors; provided, however, that during the term of this Agreement, Executive shall always be designated as a principal executive officer of the Company.

         1.3) Additional Requirements. Executive, at all times during his employment with the Company, shall comply with the Company's reasonable standards, regulations and policies as determined or set forth by the Board of Directors from time to time and as applicable to all employees and/or executive employees of the Company.

         1.4) Outside Activities. The Company acknowledges and agrees that from time to time Executive may serve as a member of the Board of Directors of one or more businesses or nonprofit entities other than the Company; provided, however, that Executive provides the Company's Board of Directors with information about each proposed directorship, including time required by such directorship, whether such directorship may involve conflicts of interest with the Company or its interests, the types of risks which such directorship may involve, and any other factors Executive or the Board of Directors considers material respecting such directorship. The Company's Board of Directors shall promptly consider all submissions by Executive pursuant to this Paragraph 1.4. The Company's Board of Directors may request in good faith that Executive not accept a particular directorship, or more than a specific number of directorships, or that Executive resign from a particular directorship, and Executive agrees to honor such requests.

                                    ARTICLE 2
                                  Compensation

         2.1) Compensation. Subject to Paragraph 4.2 and Articles 5, 7, 8 and 9 hereof, Executive shall be paid compensation for the performance of his duties hereunder as follows:

                  (a) Salary. The Company shall pay Executive a base salary at the rate of $330,000 for the Employment Year commencing July 1, 1999, $380,000 for the Employment Year commencing July 1, 2000, and $420,000 for the Employment Year commencing July 1, 2001, payable monthly, which may be adjusted from time to time by the Board of Directors. The Company shall be entitled to deduct or withhold all taxes and charges which the Company may be required to deduct or withhold therefrom.


                  (b) Options. Executive shall also be granted options to purchase a total of 600,000 shares of the Company's common stock at $1.50 per share, with 200,000 of said options vesting on July 1, 1999, 200,000 options vesting on July 1, 2000, and 200,000 options vesting on July 1, 2001. The options must be exercised within 7 years from the date of grant of the options and shall be subject to such other terms and conditions as are contained in a Stock Option Agreement between Company and Executive evidencing such options.

         2.2) Termination of Compensation. Except as provided in Articles 4, 7, 8 and 9 of this Agreement, the Company's obligation to pay compensation to Executive under this Article 2 shall terminate at the close of business on the date on which Executive's employment is terminated; provided, however, that the Company shall remain liable to pay Executive any amounts due Executive for services rendered prior to such termination date pursuant to Paragraph 2.1(a).

                                    ARTICLE 3
                                    Expenses

         3.1) Expenses. During the term of this Agreement, Executive shall be entitled to prompt reimbursement by the Company for all reasonable, ordinary and necessary travel, entertainment and other business related expenses incurred by Executive (in accordance with the policies and procedures established by the Company from time to time) in the performance of his duties and responsibilities under this Agreement; provided, however, that Executive shall properly account for such expenses in accordance with federal, state and local tax requirements and the Company's policies and procedures.

                                    ARTICLE 4
                                    Benefits

         4.1) Vacations; Holidays. Executive shall be entitled to four (4) weeks of paid vacation plus all holidays in accordance with the Company's policies in effect from time to time. Executive shall not be entitled to carry unused vacation forward from one Employment Year to the next. Executive shall not be entitled to compensation in any form in lieu of use of vacation and/or holiday time off.

         4.2) Compensation During Sickness or Disability.

                  (a) Subject to the remaining provisions of this Paragraph 4.2, Executive shall be entitled to receive the monthly portion of Executive's annual base salary in accordance with Article 2 hereof for absences for physical or mental illness or injury during any Employment Year which do not give rise to a determination of Executive's disability pursuant to Paragraph 4.2(b) below.

                  (b) Subject to Paragraph 4.2(j), if, during any Employment Year, Executive is absent from Executive's employment for more than twenty (20) consecutive business days at any one time or more than forty (40) business days in total, by reason of physical or mental illness or injury, as determined by the Company or an examining physician or mental health professional acceptable to the Company, or in the event any other accident or occurrence gives rise to the likelihood of Executive's absence for more than the period of time specified above for reason of physical or mental illness or injury, as determined by the Company or an examining physician or mental health professional acceptable to the Company, Executive shall be deemed disabled for the purposes hereof. In such event, Executive shall be entitled to receive his base salary under Article 2, continued payment by the Company of Executive's share of health, life and disability insurance premiums (to the extent such benefits are offered by the Company to its executive employees and subject to the conditions or limitations of such insurance plans) during the first 90 calendar days from the date such disability is determined to have occurred, and, during such period, the Company may discontinue all other payments to or on behalf of Executive under this Agreement. After such 90 calendar day period, the Company shall terminate all payments to Executive. Notwithstanding anything herein to the contrary, such 90 calendar day period shall begin to run from the date such disability is determined to have occurred, regardless of whether Executive has any unused vacation. Executive shall not be entitled to any payments for unused vacation in conjunction with the application of this Paragraph 4.2, except to the extent any leave taken by Executive under this Paragraph
         4.2 qualifies as a leave under the Family and Medical Leave Act, 29 U.S.C. Section 2601, et seq., in which event Executive may choose to use unused vacation instead of disability under this Paragraph 4.2. If Executive exercises such right, any unused vacation taken shall offset any period of disability leave that otherwise would have been paid under this Paragraph 4.2(b).

                  (c) If prior to any termination of Executive's employment under this Paragraph 4.2 Executive is able to resume performance of his duties under this Agreement, and if within six months of the resumption of such duties Executive is again absent from his employment by reason of physical or mental illness or injury for a period of more than ten business days such subsequent disability period shall be deemed to be a continuation of the immediately preceding disability period, and the disability payments made by the Company to Executive shall be made only for the remainder, if any, of the ninety (90) calendar day income continuation period provided for above, and in no event shall disability payments hereunder be made for a period or periods aggregating more than ninety (90) calendar days.

                  (d) Any disability period commencing after Executive has returned to his employment hereunder and has given reasonable and proper attention to his duties for a continuous period of 180 calendar days shall be deemed a new period of disability for purposes of this Paragraph 4.2.

                  (e) Any disability compensation payable under this Article 4 shall be reduced by:

                           (i) any amount which is paid to Executive under any
                  private disability benefit plan or arrangement to which the Company contributes or has contributed;

                           (ii) any benefits paid or payable to Executive on
                  account of the disability of Executive under any worker's compensation law, occupational disease law, or similar legislation of any state or of the federal government;

                           (iii) 50% of the amount of any related benefit which
                  Executive would be entitled to receive under the Federal Social Security Act as in effect at the time the payment hereunder is made; and

                           (iv) any benefits paid or payable to Executive under
                  any law of any state or of the federal government now in force or hereafter enacted as compensation, wages or benefits in lieu of wages on account of disability.

                  (f) Subject to a determination by the Company that Executive is capable of returning to part or full-time employment, the determination of the Company being conclusive if made with the advice of a competent physician or mental health professional selected by it, Executive may return to part-time or full-time employment at any time prior to any termination of Executive's employment under this Paragraph
         4.2. Following Executive's return to employment:

                           (i) if Executive returns to full-time employment, his
                  compensation shall be determined as though Executive had not been disabled; or

                           (ii) if Executive returns to part-time employment,
                  Executive shall be entitled to a reasonable amount of compensation for Executive's services rendered to the Company as determined by a reasonable standard to be set by the Company's Board of Directors.

                  (g) If Executive's employment is terminated, except for the reasons stated in subparagraph (a), (b), (c)(iv) or (v), or (d) of Paragraph 5.1 hereof, while the Company is making disability payments to Executive, Executive shall be entitled to receive the disability payments to which Executive would otherwise be entitled pursuant to the provisions of this Paragraph 4.2.

                  (h) The Company shall comply with all applicable state and federal laws relating to the disability of an employee, including laws regarding reasonable accommodation requirements and laws governing the granting of medical leaves of absence.

         4.3) Life and Health Insurance; Other Benefits. During Executive's employment, the Company shall provide such deferred compensation, disability insurance, life insurance, health insurance and other benefits to Executive as the Company provides for its executive officers, and such additional benefits as the Company's Board of Directors may determine in its sole discretion; provided that, the Company may exclude Executive from participation in any 401(k) plan which the Company implements to the extent deemed advisable to ensure the continued qualification of such plan under applicable tax laws and in lieu thereof compensate Executive appropriately to make up for his exclusion. Nothing in this Paragraph 4.3 shall be construed to require the Company to provide Executive with any identified or other benefits.

                                    ARTICLE 5
                                   Termination

         5.1) Events of Termination. Executive's employment hereunder:

                  (a) May be terminated by mutual written agreement of the parties.

                  (b) Shall terminate immediately upon the death of Executive.

                  (c) May be terminated by the Company upon written notice to Executive for "Cause", which shall mean the following:

                           (i) Material failure of Executive to (a) faithfully,
                  diligently or competently perform the material duties, requirements and responsibilities of his employment as established pursuant to this Agreement, or (b) take reasonable direction consistent with the position for which he has been employed as described in Article 1 from the Board of Directors or its designee; or

                           (ii) Failure of Executive to materially comply with
                  the reasonable policies, regulations and directives of the Company as in effect from time to time; or

                           (iii) Any act or omission on the part of Executive
                  which constitutes a material failure to comply with material provisions of this Agreement; or

                           (iv) Any act or omission on the part of Executive
                  which is clearly and materially harmful to the reputation or business of the Company, including, but not limited to, conduct which is inconsistent with federal and state laws respecting harassment of, or discrimination against, one or more of the Company's employees; or

                           (v) Conviction of Executive of, or a guilty or nolo
                  contendere plea by Executive with respect to, any crime punishable as a felony; or any bar against Executive from serving as a director, officer or employee of any firm the securities of which trade publicly.

                           No reasonable action, omission or failure by
                  Executive shall constitute "cause" if done or omitted to be done by Executive in good faith and with a reasonable belief that any such act, omission or failure was in the best interests of the Company.

                           In the event of termination pursuant to subparagraphs
                  (i) through (iv) above, the Company shall give Executive written notice (the "Cause Notice") of proposed termination which provides reasonable detail as to the cause or causes asserted by the Company and sets forth the date of a meeting of the Company's Board of Directors, which date shall be no sooner than five days after the date on which the Cause Notice is given, at which Executive may appear, with an advisor of his choice if Executive so desires, to discuss Executive's proposed termination. At such meeting Executive and Executive's advisor will honor requests by the director presiding at the meeting to leave the meeting to allow for discussion by the directors in Executive's absence. At such time as the Board of Directors reaches a decision with respect to Executive's termination, whether at the meeting set forth in the notice to Executive, or at a subsequent meeting, if the decision to terminate Executive is affirmed by the Board of Directors, Executive will be given written notice of such affirmation and Executive's employment will terminate immediately upon the giving of such notice. In the event of termination pursuant to subparagraph (v) above, Executive's termination shall be immediate upon the giving of written notice.

                  (d) Shall terminate in accordance with the provisions of Paragraph 4.2(b) hereof. Nothing in Paragraph 4.2(b) hereof or in this Paragraph 5.1(d) shall limit the right of either party to terminate Executive's employment under any other subparagraph of Paragraph 5.1; provided, however, that if Executive is receiving disability payments under Paragraph 4.2(b) the Company may not terminate this Agreement under Paragraphs 5.1(c)(i),(ii), or (iii), or (h).

                  (e) Shall terminate upon Executive's reaching the normal retirement date established by the Company for senior management employees of the Company, but in no event earlier than the compulsory retirement age permitted under federal or similar law for senior management employees.

                  (f) May be terminated by the Company, for any or no reason, on 60 days' written notice to Executive; provided that if at the time of such termination "Cause" exists and the written notice specified in subparagraph (c) above is given, then such termination by the Company shall be considered to be pursuant to subparagraph (c) above.

                  (g) May be terminated by Executive, for any or no reason, on 60 days' written notice to the Company.

         5.2) Compensation Upon Termination of Executive's Employment. In the event that Executive's employment with the Company terminates, the following provisions shall govern as applicable:

                  (a) If termination occurs pursuant to Paragraph 5.1(a) (by mutual written agreement) the agreement of the parties shall control.

                  (b) If termination occurs pursuant to Paragraph 5.1(b) (for death), all benefits shall terminate as of the termination date, and the base salary shall terminate as provided in Paragraph 2.2.

                  (c) If termination occurs pursuant to Paragraph 5.1(c) (for Cause) or 5.1(h) (resign without Good Reason), all benefits shall terminate as of the termination date, and the base salary shall be paid to the date of termination as provided in Paragraph 2.2.
                  (d) If termination occurs pursuant to Paragraph 5.1(d) (disability), the provisions of Paragraph 4.2 shall govern the termination of benefits and base salary.

                  (e) If termination occurs pursuant to Paragraph 5.1(e) (retirement), the provisions of Paragraph 5.2(b) shall govern the termination of benefits and base salary.

                  (f) If termination occurs pursuant to 5.1(f) (by the Company without Cause) then Executive's base salary shall be paid to the date of termination as provided in Paragraph 2.2 and in addition:

                           (i) the Company shall pay Executive, as severance
                  pay, in accordance with the Company's normal payroll practices for executive employees, such number of consecutive monthly installments of his base salary in effect as of the date of termination as is equal to the greater of (A) the number of months remaining in the Term (without regard to renewals) of this Agreement, or (B) nine (9).

                           (ii) Executive shall be entitled to continued
                  participation in hospital and medical plans and programs of the Company for such period as is provided by law following termination of Executive's employment, subject to Executive's paying the employee portion of the cost of such participation and subject to termination of participation upon Executive becoming entitled to comparable benefits on subsequent employment.

                  (g) If termination occurs pursuant to Paragraph 5.1(g) the compensation provisions of Paragraph 5.2(c) shall apply.

                  (h) All payments made to Executive under this Paragraph 5.2 shall be reduced by amounts (i) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (ii) owed to the Company by Executive for any amounts advanced, loaned or misappropriated.

         5.3) Return of the Company Property. In the event of termination of Executive's employment all corporate documents, records, files, credit cards, computer disks and tapes, computer access card, codes and keys, file access codes and keys, building and office access cards, codes and keys, materials, equipment and other property of the Company which is in Executive's possession shall be returned to the Company at its principal business office on the date of termination of Executive's employment, or within five days thereafter if termination occurs without notice. Executive may copy, at Executive's expense, documents, records, materials and information of the Company only with the Company's express, written permission.

                                    ARTICLE 6
                           Inventions, Plans and Ideas

         6.1) Definition. "Inventions, plans and ideas" as used in this Article 6 mean any discoveries, ideas, plans and improvements (whether or not they are in writing or reduced to writing or embodied solely in practices of the Company) or works of authorship (whether or not they are or can be patented or copyrighted) that Executive makes, authors, or conceives (either alone or with others) and that:

                  (a) concern the Company's business or the Company's research or development or planning that can be demonstrated to relate to the Company's then-current business or any planned business discussed with the Board of Directors which the Company is actively exploring; or

                  (b) result from and relate to any work Executive performs for the Company which work also meets the criteria of subparagraph (a); or

                  (c) use the Company's trade secret information.

         6.2) Property of the Company. Executive agrees that all "inventions, plans and ideas" he makes during the term of this Agreement will be the Company's sole and exclusive property. Executive will, with respect to any such "invention, plan or idea":

                  (a) keep current, accurate and complete records which will belong to the Company and be kept and stored on the Company's premises while Executive is employed by the Company.

                  (b) promptly and fully disclose the existence and describe the nature of the invention, plan or idea to the Company in writing (upon request).

                  (c) assign, and Executive hereby does assign, to the Company all of his rights to any such "invention, plan or idea", and any applications which he may make for patents, copyrights, trademarks or service marks in any country.

                  (d) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company's reasonable opinion, to preserve property rights in any invention, plan or idea against forfeiture, abandonment or loss, and to obtain and maintain letters patent and/or copyrights and/or marks on any invention, plan or idea and to vest the entire right and title to such "invention, plan or idea" in the Company.

NOTICE: Pursuant to Minnesota Statutes ss. 181.78, Executive is hereby notified that this Article 6 does not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive's own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the Company.

         6.3) Executive Claims. Executive does not have, and will not assert, any claims to or rights under any "inventions, plans or ideas" as having been made, conceived, offered or acquired by Executive prior to his employment by the Company. Further, and without limiting the foregoing, Executive has contributed and assigned, and hereby does contribute and assign, to the Company all "inventions, plans and ideas" within the meaning of this Article 6.

                                    ARTICLE 7
                            Confidential Information

         7.1) Definition. "Confidential Information" as used in this Article 7 means information (a) that is not generally known to the public and (b) that is proprietary to the Company or that the Company is obligated to treat as proprietary. Confidential Information shall include, without limitation:

                  (i) trade secret information about the Company and its products and services; and

                  (ii) Any information that the Company reasonably considers or treats as Confidential Information, or that Executive actually knows or reasonably should know that the Company considers or treats as Confidential Information (whether Executive or others originated it and regardless of how Executive obtained it).

         7.2) Use Prohibited. Except as required in his duties to the Company, Executive will never knowingly, either during or after his employment by the Company, use or disclose Confidential Information to any person not authorized by the Company to receive it, excluding Confidential Information (a) which becomes publicly available through a source other than Executive, (b) which is made public by the Company, (c) which is received by Executive after termination of this Agreement from a third party who obtained the information on a non-confidential basis from the Company, (d) for which disclosure thereof the Company has consented to in writing, or (e) that Executive is compelled to disclose in any judicial or administrative proceeding. Promptly upon termination of Executive's employment with the Company, Executive will turn over to the Company all records, documents, materials and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Confidential Information, including all copies and reproductions thereof, in Executive's possession, regardless of who prepared them.

         7.3) Violation by Executive. If it is determined by an arbitration proceeding or a final, non-appealable judgment of a court of law or equity that Executive has breached Article 7 with regard to material information, the Company shall be relieved of further severance payments to Executive and Executive shall repay to the Company all severance payments previously received.

                                    ARTICLE 8
                        Competitive Activities Prohibited

         8.1) Prohibition; Duration. Executive agrees that, during his employment with the Company and for any period for which Company is making (or has made in the case of a Change of Control) severance payments to Executive pursuant to this Agreement after termination of Executive's employment, Executive will not alone, or in any capacity with another firm, individual or person:

                  (a) directly or indirectly, whether as an employee, officer, director, shareholder, (provided, however, that passive investments in publicly traded securities not exceeding five percent of the issuer's capital stock shall be permitted), partner, agent, owner, representative, consultant or otherwise, engage in any activity, in any state or foreign country, that competes with the Company's products or services produced, sold or rendered in the ordinary course of the Company's business as of the date of Executive's termination, or products or services demonstrated to have been formally planned and approved before the date of Executive's termination for production or sale;

                  (b) in any way interfere or attempt to interfere with the Company's relationships with any of its then-current customers, suppliers, vendors or investors; or

                  (c) employ or attempt to employ any of the Company's employees, or the employees of any enterprise managed or owned by the Company on behalf of any other entity competing with the Company;

                  provided, however, that in the event Executive's severance payments are paid in a lump sum as a result of termination after a "Change of Control", the period during which the provisions of this
         Section 8.1 shall apply will be one year.

         All of the above activities are "Competitive Activities".

         8.2) Exception. Nothing in Paragraph 8.1 shall restrict the Executive's employment by, or association with, an entity, venture or enterprise which engages in a business with a product or service competitive with any product or service, or planned product or service per Paragraph 8.1(a), of the Company so long as Executive's employment or association with such entity, venture or enterprise is limited to work which does not directly involve products or services which compete with any product or service offered, or planned to be offered per Paragraph 8.1(a), by the Company at the date of Executive's termination.

         8.3) Violation by Executive. If it is determined by an arbitration proceeding or a final non-appealable judgment of a court of law or equity that Executive has breached Article 8 in a material manner the Company shall be relieved of further severance payments to Executive, and Executive shall repay to the Company all severance payments previously received.

         8.4) Notice to New Employer. Executive will, prior to accepting employment with any new employer, inform that employer of this Agreement and provide that employer with a copy of Article 8 of this Agreement.

                                    ARTICLE 9
                            Certain Company Remedies

         9.1) Certain Company Remedies. The parties acknowledge that the Company will suffer irreparable harm if the Executive breaches Paragraph 5.3 and/or Articles 6, 7 and/or 8 of this Agreement, either during or after its term. Accordingly, the Company shall be entitled to any right or remedy it may have, under this Agreement or otherwise, at law or equity, including but not limited to, an injunction, enjoining or restraining Executive from any violation of Paragraph 5.3 and/or Articles 6, 7 and/or 8 of this Agreement.

         9.2) Payment of Fees and Expenses. If either party initiates or becomes a party to a formal proceeding in law or equity, or under Article 10, involving this Agreement, and if either party obtains a substantial portion of the relief requested by that party (the "prevailing party"), then the non-prevailing party shall pay all of its and the prevailing party's reasonable costs and expenses, including reasonable attorneys' fees and expenses, incurred with respect to such proceeding. If neither party obtains a substantial portion of the relief requested each shall bear its/his own expenses. In the event Executive is terminated pursuant to Paragraph 5.1 (c) and determines to challenge the Company's determination of "Cause", the Company and Executive shall each bear its/his own expenses in connection with any proceeding initiated by Executive with respect to the determination as to "Cause".

                                   ARTICLE 10
                                   Arbitration

         10.1) Agreement to Arbitrate. With the exception of the Company's rights and remedies in connection with breaches by Executive of Paragraph 5.3 and/or Articles 6, 7 and/or 8 of this Agreement, all disputes or claims arising out of or in any way relating to this Agreement, including the making of this Agreement, shall be submitted to and determined by final and binding arbitration under the rules of the American Arbitration Association. Arbitration proceedings may be initiated by the Company or Executive upon notice to the other and to the American Arbitration Association, and shall be conducted by three arbitrators under the rules of the American Arbitration Association in Minneapolis, Minnesota; provided, however, that the Company and Executive may agree, following the giving of such notice, to have the arbitration proceedings conducted with a single arbitrator. The notice must specify, in general, the issues to be resolved in any such arbitration proceeding. The arbitrators shall be selected by agreement of the Company and Executive from a list of 12 or more arbitrators proposed to the Company and Executive by the American Arbitration Association, or may be persons not on such list as agreed to by the Company and Executive. If the Company and Executive fail to agree on one or more of the persons to serve as arbitrators within 30 days of delivery of the list of proposed arbitrators by the American Arbitration Association, then at the request of the Company or Executive such arbitrators shall be selected at the discretion of the American Arbitration Association.

         In addition to any other procedures provided for under the rules of the American Arbitration Association, upon written request, each party shall, at least 14 days prior to the date of any hearing, provide to the opposite party a copy of all documents relevant to the issues raised by any claim or counterclaim and a list of all witnesses to be called by that party at the hearing.

         10.2) Costs. The costs of proceedings under Article 10 shall be paid in accordance with the provisions of Article 9.

                                   ARTICLE 11
                                 Indemnification

         11.1) As to acts or omissions of Executive which are within the scope of Executive's authority as an officer and/or director of the Company and/or any affiliate of the Company, the Company shall indemnify Executive, and his legal representatives and heirs to the maximum extent permitted by Minnesota law.

                                   ARTICLE 12
                                  Miscellaneous

         12.1) Successors and Assigns. This Agreement is binding on and inures to the benefit of the Company, and its successors and assigns. The Company agrees that the Company shall be deemed to have materially breached this Agreement if its successor or assign does not assume all of the Company's material obligations under this Agreement. The rights and obligations of Executive under this Agreement are personal and may not be assigned or transferred without the express written consent of the Company.

         12.2) Modification. This Agreement supersedes all prior agreements and understandings between the parties. This Agreement may be modified or amended only by a writing signed by the Company and Executive.

         12.3) Waivers. No failure or delay by either the Company or Executive in exercising any right or remedy under this Agreement shall be deemed a waiver of any provision of this Agreement. Nor shall any single or partial exercise by either the Company or Executive of any right or remedy under this Agreement preclude either from otherwise or further exercising rights or remedies granted under this Agreement.

         12.4) Notices. Any and all notices referred to herein shall be deemed properly given only if in writing and delivered personally or sent postage prepaid, by certified mail, return receipt requested, as follows:

                  (a) To the Company, to the attention of the Company's Chief Financial Officer, at its office set forth on page 1 of this Agreement or at such other address as the Company may specify in writing to Executive, with a copy to each member of the Company's Board of Directors, and to Fredrikson & Byron, P.A., 1100 International Centre, 900 Second Avenue South, Minneapolis, Minnesota 55402, Attention: John
         H. Stout.

                  (b) To Executive at his home address as it then appears on the records of the Company, it being the duty of the Executive to keep the Company informed of his current home address at all times.

         The date on which notice to the Company or Executive shall be deemed to have been given if mailed as provided above shall be the date on the certified mail return receipt. Personal delivery to Executive shall be deemed to have occurred on the date notice was delivered to Executive personally or deposited in a mail box or slot or left with security or administrative personnel, at Executive's residence by a representative of the Company or any messenger or delivery service.

         12.5) Action by Board of Directors. Any action required by the Company's Board of Directors under this Agreement may be taken by majority vote of a duly authorized committee having authority over the matter in question or by a majority of the remaining members of the Board of Directors, not counting Executive, then serving.

         12.6) Judicial Review; Severability. In the event that a court of competent jurisdiction determines that any of the provisions of this Agreement are unreasonable, it may limit such provision to the extent it deems reasonable, without declaring the provision or this Agreement invalid in its entirety. This provision shall not be construed as an admission by the Company, but is only included to provide the Company with the maximum possible protection for its business, Confidential Information, Inventions, trade secrets and data, consistent with the right of the Executive to earn a livelihood subsequent to the termination of his employment.

         To the extent any portion of any provision of this Agreement shall be deemed invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and the remainder of this Agreement shall be unaffected and shall continue in full force and effect.

         The Company and Executive desire that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, permissible under applicable law.

         12.7) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

         IN WITNESS WHEREOF, the Company and Executive have executed this Agreement on July 1, 1999 to be effective as of the effective date set forth above.

                                 Company:  CORVU CORPORATION



                                           By:
                                              Its


                                 Executive:


                                           Justin MacIntosh ("Executive")